ATTORNEY WORK PRODUCT
                                                     PRIVILEGED AND CONFIDENTIAL
                                                     ---------------------------





                              STOCKHOLDER AGREEMENT
                              ---------------------

         This STOCKHOLDER AGREEMENT, dated as of November 30, 2000 (this "Agreement"), is made and entered into among Union Espanola de Explosivos, S.A., a Spanish S.A. ("Parent"), Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. and a subsidiary of Parent ("Purchaser"), UMSI Acquisition Co., a Delaware corporation and a subsidiary of Purchaser ("Purchaser's Subsidiary"), and L&J Udy Family Limited Partnership (the "Stockholder").

                                    RECITALS:

         A. Parent, Purchaser, Purchaser's Subsidiary and Mining Services International, Inc., a Utah corporation ("Company"), propose to enter into an Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which and subject to the conditions set forth in the Purchase Agreement: (i) Purchaser's Subsidiary will purchase the Tangible Assets of the Domestic Business, (ii) Parent or an Affiliate of Parent will purchase the Intangible Assets of the Domestic Business and (iii) Purchaser will purchase all of Seller's shares in Seller's Foreign Subsidiaries. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Purchase Agreement.

         B. As of the date hereof, Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) 328,390 shares of common stock, par value $0.001 per share, of Company (all shares of such common stock being "Shares") (the Shares so owned by Stockholder and with respect to which Stockholder is so entitled, together with any other shares of capital stock of Company the beneficial ownership of which is acquired by Stockholder, of which Stockholder is entitled to dispose of (or to direct the disposition) and with respect to which Stockholder is entitled to vote (or to direct the voting) at any meeting of the stockholders of the Company called to consider and vote upon the adoption and approval of the Purchase Agreement during the period from and including the date hereof through the Closing Date (as defined in the Purchase Agreement) whether through exercise of option, or conversion of securities or otherwise are collectively referred to herein as "Subject Shares").

         C. Pursuant to the Purchase Agreement, Purchaser and Purchaser's Subsidiary have agreed to purchase the Assets from Company for an aggregate amount equal to the Purchase Price (as defined in the Purchase Agreement) plus the assumption of certain liabilities. Stockholder has advised Parent, Purchaser and Purchaser's Subsidiary that Stockholder will vote the Subject Shares in favor of the adoption and approval of the Purchase Agreement on the terms and conditions set forth in this Agreement.

         D. As a condition and inducement to Parent's, Purchaser's, and Purchaser's Subsidiary's willingness to enter into the Purchase Agreement, Parent, Purchaser and Purchaser's Subsidiary have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

         E. In connection herewith, additional holders of Shares (as defined below) will have entered into, as of the date hereof, agreements in form substantially similar to the form of this Agreement with respect to the Shares beneficially owned by them (such additional holders are referred to herein, collectively, as the "Other Stockholders" and, individually, as an "Other


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Stockholder" and such agreements are referred to herein, collectively, as the
"Other Stockholder Agreements" and, individually, as an "Other Stockholder Agreement").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                VOTING AGREEMENT

         1.1 Agreement to Vote Shares. From the date hereof through the earlier of (a) the Closing Date (as defined in the Purchase Agreement) or (b) the termination of the Purchase Agreement in accordance with its terms (the "Pre-Closing Period"), at any meeting of the stockholders of Company called to consider and vote upon the adoption and approval of the Purchase Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption and approval of the Purchase Agreement by written consent of stockholders of Company, Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares, whether issued, heretofore owned or hereinafter acquired, in favor of the adoption and approval of the Purchase Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Purchase Agreement (collectively, the "Transactions") and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. During the Pre-Closing Period, at any meeting of the stockholders of Company called to consider and vote upon any Other Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Other Proposal by written consent of stockholders of Company, Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares against such Other Proposal. For purposes of this Agreement, the term "Other Proposal" means any (x) Acquisition Proposal (as defined in the Purchase Agreement) or (y) other action which is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Parent of any of the Transactions or any of the other transactions contemplated by this Agreement; provided, however, that neither the Transactions nor any other transaction contemplated by the Purchase Agreement to be consummated by Company, Parent or Purchaser in connection therewith shall constitute an Other Proposal. Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 1.1.

         1.2 Irrevocable Proxy.
         ----------------------

         (a) Grant of Proxy. STOCKHOLDER HEREBY APPOINTS PARENT AND ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 16-10a-722 OF THE UTAH BUSINESS CORPORATION ACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SHARES ONLY TO ACCOMPLISH THE PURPOSE AND AGREEMENTS SET FORTH IN SECTION 1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF STOCKHOLDER UNDER THIS AGREEMENT. STOCKHOLDER AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. STOCKHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.


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         (b) Other Proxies Revoked. Stockholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

         1.3 Exclusion Pursuant to Charitable Transfer.
             ------------------------------------------

         (a) Notice of Intent to Transfer. Notwithstanding any other provision of this Agreement or the Purchase Agreement, the term "Subject Shares" shall not include up to an aggregate of 70,000 Shares actually transferred by Stockholder and/or any Other Stockholder to any charitable or religious organization in accordance with the terms and conditions of this Section 1.3. Prior to the transfer of any such Shares, Stockholder shall send Company a notice (with a copy to Parent) (the "Notice") of his or its intent to so transfer such Shares. All actions taken by Stockholder in good faith to effect a transfer pursuant to this Section 1.3 shall be deemed not to violate Section 3.1 of this Agreement.

         (b) No Competing Notice Received. If within the forty-eight (48) hours immediately following Company's receipt of such notice, Company has not received a notice from any Other Stockholder of such Other Stockholder's intent to transfer any Shares beneficially owned by such Other Stockholder pursuant to
Section 1.3 of the Other Stockholder Agreement to which Shares of such Other Stockholder are subject, then Company shall notify Stockholder (with a copy to Parent) that Stockholder may transfer a number of Shares equal to the lesser of
(i) the number by which 70,000 Shares exceeds the number of Shares transferred pursuant to this Section 1.3 and Section 1.3 of each Other Stockholder Agreement prior to the date of Stockholder's notice (such excess being the "Excess Shares") and (ii) the number of Shares proposed to be transferred in the Notice.

         (c) Competing Notice Received. If within such forty-eight-hour (48-hour) period, Company does receive a notice from any Other Stockholder of such Other Stockholder's intent to transfer any Shares beneficially owned by such Other Stockholder pursuant to Section 1.3 of the Other Stockholder Agreement to which Shares of such Other Stockholder are subject, then Company shall notify Stockholder (with a copy to Parent) that Stockholder may transfer a number of Shares equal to the lesser of (i) the number of the Excess Shares multiplied by a fraction, the numerator of which is the number of Shares proposed to be transferred in the Notice and the denominator of which is the sum of the number of Shares proposed to be transferred in the Notice and in each notice from each Other Stockholder received by Company during such forty-eight-hour (48-hour) period and (ii) the number of Shares proposed to be transferred by Stockholder.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Certain Representations and Warranties of Stockholder. Each of the representations and warranties of Stockholder shall be true, accurate and correct in all respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date. Stockholder represents and warrants to Parent, Purchaser and Purchaser's Subsidiary as follows:

         (a) Ownership. As of the date hereof, Stockholder is the sole record and beneficial owner of 328,390 Subject Shares and has full and unrestricted power to dispose of and to vote such Shares. Stockholder does not beneficially own any securities of Company on the date hereof other than such Shares. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article I hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares currently beneficially owned by Stockholder


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with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, the terms and conditions of the Purchase Agreement and the terms and conditions of this Agreement.

         (b) Power and Authority; Execution and Delivery. Stockholder has all requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         (c) No Conflicts. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any breach of any organizational documents applicable to Stockholder or (ii) conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Stockholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Stockholder to perform Stockholder's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

         (d) No Encumbrances. The Subject Shares and the certificates representing the Subject Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or other encumbrances in favor of the Company or arising hereunder or by, through or under Parent, Purchaser and/or Purchaser's Subsidiary.

         (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

         2.2 Representations and Warranties of Parent, Purchaser and Purchaser's Subsidiary. Each of the representations and warranties of Parent, Purchaser and Purchaser's Subsidiary shall be true, accurate and correct in all respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date. Each of Parent, Purchaser and Purchaser's Subsidiary hereby represent and warrant to Parent, Purchaser and Purchaser's Subsidiary that:

         (a) Power and Authority; Execution and Delivery. Each of Parent, Purchaser and Purchaser's Subsidiary has all requisite legal capacity, corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Purchaser and Purchaser's Subsidiary and the consummation by each of Parent, Purchaser and Purchaser's Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent, Purchaser and Purchaser's Subsidiary. This Agreement has been duly executed and delivered by each of Parent, Purchaser and

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

Purchaser's Subsidiary and, assuming that this Agreement constitutes the valid and binding obligation of Stockholder, constitutes a valid and binding obligation of each of Parent, Purchaser and Purchaser's Subsidiary, enforceable against each of Parent, Purchaser and Purchaser's Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

         (b) No Conflicts. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any breach of any organizational documents applicable to each of Parent, Purchaser or Purchaser's Subsidiary or (ii) conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on any of Parent, Purchaser and Purchaser's Subsidiary, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent, Purchaser and/or Purchaser's Subsidiary to perform their obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.


                                   ARTICLE III

                                CERTAIN COVENANTS

         3.1 Certain Covenants of Stockholder.
             ---------------------------------

         (a) Restriction on Transfer of Subject Shares, Proxies and Noninterference. During the Pre-Closing Period, Stockholder shall not, directly or indirectly, in his or its capacity as a stockholder of the Company, except pursuant to the terms and conditions of this Agreement: (A) offer for sale, sell, transfer, tender, loan, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, grant any rights with respect to, or enter into any transaction which is designed to, or might be reasonably be expected to, resort in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of any right, title and interest any or all of the Subject Shares; (B) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares; or (C) take any action that would make any representation or warranty contained herein untrue, inaccurate or incorrect or have the effect of impairing the ability of Stockholder to perform Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or by the Purchase Agreement.

         (b) Cooperation. Except as set forth in this Agreement and as set forth in the Purchase Agreement, Stockholder shall reasonably cooperate with Parent, Purchaser, Purchaser's Subsidiary and Company in connection with their respective efforts to fulfill the conditions to the Purchase Agreement set forth in Article VII of the Purchase Agreement.

         (c) No Solicitation. Except as set forth in the Purchase Agreement and as set forth in this Agreement, Stockholder shall not, in his or its capacity as a stockholder of the Company, respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent)

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concerning any business combination merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving Company or any subsidiary, division or operating or principal business unit of Company. If Stockholder receives any such inquiry or proposal, then Stockholder shall promptly inform Parent of the existence thereof. Except as set forth in the Purchase Agreement and as set forth in this Agreement, Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         (d) Reliance by Parent. Stockholder understands and acknowledges that each of Parent and Purchaser are entering into the Purchase Agreement in reliance upon Stockholder's execution and delivery of this Agreement.


                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         4.2 Amendment; Termination. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement and the proxies granted pursuant to Section 1.2 shall terminate at the end of the Pre-Closing Period.

         4.3 Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         4.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

         4.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         4.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier or telecopy (providing proof of delivery) to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

                  If to Parent, Purchaser or Purchaser's Subsidiary:

                           Union Espanola de Explosivos S.A.
                           Av. Del Partenon, 16-5a Pl.
                           Campo de las Naciones
                           28042 Madrid Spain




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                           Attention:  Jose Fernando Sanchez-Junco
                                               and
                                         Carlos Gastanaduy
                           Telephone: 34-91-722-0100
                           Telocopy:  34-91-722-0101

                           with a copy (which shall not constitute notice) to :

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036

                           Attention:   Paul T. Schnell, Esq.
                                               and
                                        Richard J. Grossman, Esq.
                           Telephone:   (212) 735-3000
                           Telecopy:    (212) 735-2000

                  If to Stockholder:

                           L&J Udy Family Limited Partnership
                           C/O Jo Lyn Butler
                           10714 South 865 East
                           Sandy, UT 84094


         4.7 Assignment. Except to a wholly owned subsidiary, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void other than an assignment or delegation to a wholly owned subsidiary. This Agreement, together with any rights, interests, or obligations of Parent, Purchaser and Purchaser's Subsidiary (each of Parent, Purchaser and Purchaser's Subsidiary being an "Assignor") hereunder, may be assigned or delegated, in whole or in part, by such Assignor without the consent of or any action by Stockholder upon notice by such Assignor to Stockholder as provided herein; provided, that such assignment and delegation is made to a person (an "Assignee") to whom the rights and interests of such Assignor under the Purchase Agreement are assigned in accordance with the Purchase Agreement and that such Assignee assumes all of the obligations and liabilities of such Assignor under this Agreement and the Purchase Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Subject Shares are sold, transferred, assigned or passed, whether by operation of law or otherwise).

         4.8 Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure of such matters, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or disclosures its counsel advises are necessary in order to fulfill


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

its obligations imposed by law, in which event Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order promptly from a court of competent jurisdiction with respect thereto.

         4.9 Further Assurances. Stockholder shall execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent, Purchaser or Purchaser's Subsidiary in order to ensure that Parent, Purchaser and Purchaser's Subsidiary receive the full benefit of this Agreement.

         4.10 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any appropriate state or federal court in the State of Utah, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the courts of the State of Utah in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts of the State of Utah.

         4.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         4.12 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         4.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.






      [remainder of page intentionally left blank; signature page follows]


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed as of the day and year first written above.



                                        UNION ESPANOLA DE EXPLOSIVOS, S.A.


                                        By:  /s/__________________________
                                        Name: Jose F. Sanchez-Junco
                                        Title: Chairman and CEO

                                        UNION ESPANOLA DE EXPLOSIVOS-MSI
                                        INTERNATIONAL, S.A.


                                        By: /s/___________________________

                                        Name: Jose F. Sanchez-Junco
                                        Title: Chairman


                                        UMSI ACQUISITION CO.


                                        By:/s/ ___________________________
                                        Name: Jose F. Sanchez-Junco
                                        Title: President


                                        L&J UDY FAMILY LIMITED PARTNERSHIP


                                        By:  /s/ __________________________
                                        Name: JoLynn Butler
                                        Title: Special Power of Attorney for
                                               Lex Udy and Joanne Udy



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